CERTIFIED RESOLUTIONS

      I, Wade Bridge, Assistant Secretary of Stralem Fund (the "Trust"), hereby certify that the following resolutions were adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, at a meeting of the Board held on March 31, 2009:

      RESOLVED, that it is the finding of the Trustees that the fidelity bond for Stralem Equity Fund, a series of the Trust, written by Vigilant Insurance Company (the "Bond") which is in the aggregate amount of $525,000.00, to cover among others, officers and employees of the Trust, in accordance with the requirements of Rule 17g-1 under the 1940 Act is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Trust to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the Trust and the nature of the securities in the Trust;

      FURTHER RESOLVED, that the Bond be, and hereby is, ratified by the Board including a majority of the Independent Trustees who are not interested persons of the Trust;

      FURTHER RESOLVED, that the filing of the Bond with the Securities and Exchange Commission and notice as required under paragraph (g) of Rule 17g-1 under the 1940 Act be, and hereby is, ratified by the Board;

      FURTHER RESOLVED, that the officers of the Trust be, and the same hereby are, authorized and empowered to execute such documents or take such further actions as they deem reasonably necessary, on the advice of counsel, to effect these resolutions.


April 22, 2009                          /s/ Wade Bridge
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                                        Wade Bridge, Assistant Secretary